                               GUITAR CENTER, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                                                                 Year Ended December 31,
                                                               1993       1994        1995        1996       1997      1998
                                                           -------------------------------------------------------------------
Income (loss) before income taxes and extraordinary loss     $  5,251   $  9,155   $ 11,202   $ (72,270)  $ 16,247   $ 24,275
  Add: Interest expense                                           302        266        382      12,177      8,928      8,509
       Portion of rents representative of
         interest factor                                          347        601        662         952      1,423      2,089
                                                           -------------------------------------------------------------------
       Earnings (loss) as adjusted                              5,900     10,022     12,246     (59,141)    26,598     34,873

Fixed charges:
       Interest expense                                           302        266        382      12,177      8,928      8,509
       Portion of rents representative of
         interest factor                                          347        601        662         952      1,423      2,089
                                                           -------------------------------------------------------------------
       Total fixed charges                                        649        867      1,044      13,129     10,351     10,589

Ratio of earnings fixed charges                                   9.1       11.6       11.7         -          2.6        3.3
                                                           -------------------------------------------------------------------
                                                           -------------------------------------------------------------------


(a) The ratio of earnings to fixed charges has been computed based upon earnings (loss) before provision for income taxes and fixed charges. Fixed charges consist of interest expense and one third of rental expense (the proportion deemed representative of the interest factor).

(b) Earnings (loss) before income taxes and fixed charges were insufficient to cover fixed charges by $72.3 million for the year ended December 31, 1996.